UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 3

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2011

NORMAN CAY DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167284	27-2616571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2817 NE 32 Street, #201 Fort Lauderdale, FL 33306
(Address of principal executive offices)
(954)683-3766
(Registrant’s Telephone Number)

with a copy to:
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY
Telephone: (212)930-9700
Fax: (212)930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We are filing this Amendment No. 3 to our Current Report on Form 8-K/A (“Amendment No. 3”) to amend certain disclosures in our Current Report on Form 8-K, originally filed with the Securities and Exchange Commission (“SEC”) on October 17, 2011(the “Original Report”), as amended by Amendment No. 1 filed with the SEC on December 5, 2011and Amendment No. 2 filed with the SEC on May 11, 2012.

We have made the following amendments in this Amendment No. 3.

•
updated the Business section to disclose the relationship between the parties to the share exchange agreement dated September 2, 2011, to disclose additional information on the Adom Option Agreement and the Option Assignment Agreement

•
filed the Letter from Minerals Commission of Ghana, dated July 21, 2006 regarding the renewal of Prospecting License and the Addendum to the Option Agreement, dated January 24, 2010 as exhibits to this Amendment No. 3.

Except to the extent required to reflect the above-referenced amendments, all other information in our Original Report remains unchanged. For the convenience of the reader, this Amendment No.3 includes, in their entirety, those items in our Original Report not being amended. This Amendment No. 3 continues to describe conditions as of our Original Report, and does not update disclosures contained herein to reflect events that occurred at a later date. Accordingly, this Amendment No. 3 should be read in conjunction with our other filings made with the SEC subsequent to the filing of our Original Report, if any.

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to, the following: statements relating to our ability to raise sufficient capital to finance our planned operations for the next 12 months.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” in this current report, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us”, “our”, the “Company” and “NCDI” refer to Norman Cay Development, Inc.

FORM 10 DISCLOSURE

ITEM 1.  BUSINESS

Corporate History

We were incorporated in the State of Nevada on April 28, 2010 under the name Norman Cay Development, Inc. From the time that we were incorporated until September 1, 2011, we were a development stage company that had not commenced any operations other than initial corporate formation and capitalization, and the development of our business plan. It was our initial intention to be an authorized retailer of wireless telephones and service plans with our initial operation in Michigan or elsewhere in the Midwest. Due to lack of cell phone and service plan sales, in September 2011, we abandoned the original business plan and began seeking out potential acquisition candidates in the mining industry.

Share Exchange Agreement

On September 2, 2011, Norman Cay Development, Inc., a Nevada corporation (the “Company”) entered into a certain Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Company, Discovery Gold Ghana Limited, a company organized under the laws of the country of Ghana (“DGG”), the stockholders of DGG (the “DGG Stockholders”), and the majority stockholder of the Company. Pursuant to the Share Exchange Agreement, the Company acquired one hundred percent (100%) of the issued and outstanding ordinary shares of DGG, and in exchange the Company: (i) made a one-time payment of one hundred thousand dollars ($100,000) to DGG and (ii) issued seventeen million five hundred thousand (17,500,000) newly-issued shares of restricted common stock of the Company to the DGG Stockholders resulting in the acquisition of DGG by the Company (the “Acquisition”). The Company determined that the Acquisition will allow the Company to move forward with its new business plan to conduct mineral exploration activities. As a result of closing the Share Exchange Agreement, the Company has acquired DGG, as its wholly-owned subsidiary, and thus has acquired the Option to acquire the mineral rights to the Edum Banso Concession in Ghana in the South Western Region of West Africa (the “Option”). The acquisition of DGG and thus the acquisition of the Option rights by the Company did not require Ghana government regulatory consent under the Mining Act or any other applicable legislation of Ghana.

There were no material relationships that existed between the Company and its affiliates, DGG and its affiliates at the time of the execution of the Share Exchange Agreement. Shelley Guidarelli, the controlling shareholder of the Company and Donald Ross, the controlling shareholder of DGG are longtime friends and both parties considered the transaction mutually beneficial.  As such, their legal counsel prepared the agreement for each party to execute. No promoters were involved in the transaction.

Accordingly, we plan on conducting our proposed business through our wholly-owned subsidiary, DGG, which is described in greater detail below.

A description of the specific terms and conditions of the Share Exchange Agreement was previously described in the Form 8-K filed by the Company on September 7, 2011 and is incorporated herein by reference. All references to the Share Exchange Agreement and other exhibits to this Report are qualified, in their entirety, by the text of such exhibits.

Our Proposed Business

Currently, our focus is on the Country of Ghana and, more specifically, the Edum Banso Concession (the “Property”), located in Mpohor Wasa East District of the Western Region of Ghana in West Africa. At this point, we are considered an exploration or exploratory stage company because we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of these minerals, and their extent. Once we exercise the Option, the primary focus of our exploration activities will be for gold.

The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals.  Exploration for minerals is a speculative venture involving substantial risk. The probability of any mineral property ever having commercially exploitable reserves is unlikely, and it is probable that this Property may not contain any commercially exploitable reserves. If we are unable to find reserves of valuable minerals or if we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we will cease operations relating to the Property and we will attempt to seek out alternate properties. In the event that we cease operations relating to the Property, any funds received by the Company will be used to pay our working capital expenses and potential investors will lose their investment in the Company.

Because we are an exploration stage company, there is no assurance that commercially viable mineral deposits exist on the Property, and a great deal of further exploration will be required before a final evaluation is made as to the economic viability of the Property. To date, we have no known reserves of any type of mineral on the Property and we have not discovered economically viable mineral deposits on the Property, and there is no assurance that we will discover such deposits.

If we decide to stop further exploration of the Property, we may seek to acquire other natural resource exploration properties. Any such acquisition(s) will involve due diligence costs in addition to the acquisition costs. We will also have an ongoing obligation to maintain our periodic filings with the appropriate regulatory authorities, which will involve legal and accounting costs. In the event that our available capital is insufficient to acquire an alternative resource property and sustain minimum operations, we will need to secure additional funding or else we will be compelled to discontinue our proposed business. We are presently in the exploration stage of our business and have not commenced planned principal operations. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Property, or if such deposits are discovered, that we will enter into further substantial exploration programs.

If commercially marketable quantities of valuable mineral deposits exist on the Property and sufficient funds are available, we will evaluate the technical and financial risks of mineral extraction, including an evaluation of the economically recoverable portion of the deposits, market rates for the minerals, engineering concerns, infrastructure costs, finance and equity requirements, safety concerns, regulatory requirements and an analysis of the Property from initial excavation all the way through to reclamation. After we conduct this analysis and determine that a given mineral deposit is worth recovering, we will begin the development process. Development will require us to obtain a processing plant and other necessary equipment including equipment to extract, transport and store the minerals.

Since our inception through April 30, 2011, the Company has earned no revenue and has incurred a net loss of $106,319. We do not anticipate earning revenues until such time, if ever, as we enter into commercial production of the Property. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plan of operations described herein and eventually attain profitable operations.

As of April 30, 2011, the Company has a working capital deficit of $31,319. We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our Common Stock. However, there is no assurance that we will be able to raise sufficient funding from the sale of our Common Stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

The Property

Prospecting Rights

The Prospecting License

On May 8, 1991,   Adom Mining Ltd. (“Adom”), a 100% wholly registered Ghanaian company, was granted a prospecting license (the “License”) by the Government of Ghana covering the Property. Under the terms and conditions of the License, Adom was given the right to prospect for and prove gold under or in the Property including the right to conduct such geological and geophysical investigations in the Property in order to determine an adequate quantity of geologically proven and mineable reserve of gold (directly or through agents, contractors or sub-contractors). Under the License, Adom had the right to (i) assign or mortgage its interest in the License, subject to obtaining the consent of the Government of Ghana who may impose certain conditions in connection therewith; (ii) surrender its interest in the License; and (iii) renew the term of the License for a period of two years or such other renewal period as may be granted in accordance with applicable mining laws of Ghana. The License granted to Adom was originally set to expire on or about July 2006. On July 27, 2006, the Government of Ghana approved extension of the License to July 20, 2008, which was further extended to November 30, 2010. On September 24, 2010, an application was made for renewal of the License and on July 21, 2011, the Government of Ghana approved the application and extended the License for an additional two year period to July 20, 2013.  Pursuant to the 2006 Mining Act of Ghana, where a holder of a prospecting license makes application for extension of the term of the license, the license remains in force until the application is determined. Consequently Adom’s rights under the License remain unaffected during the pendency of the application for renewal.

The holder of the License has the right by itself or through sub-contractors or agents to conduct such geological and geophysical investigation within the License area as it considers necessary to determine the existence of an adequate quantity of geologically proven and mineable reserve of gold in the License area. However, the holder of the License does not have the rights to mine or participate in mining the property covered by the License.

The Government of Ghana has the right to terminate the License in the event the holder of the License (i) fails to make payments when due; (ii) contravenes or fails to comply with terms and conditions of License; (iii) becomes insolvent or commits an act of bankruptcy; or (iv) submits false statements to the Government of Ghana. In any of the foregoing events, the holder of the License will have twenty one days in which to remedy any of these occurrences. If upon expiration of License, the holder of the License has fulfilled its obligations and has established to the Government of Ghana that development of a mine from ore and reserves established within the Property is economical and financially feasible, the Government of Ghana shall grant the holder of the License with first option to (i) acquire a license for purposes of mining gold in the Property; and (ii) participate in a mining project on the Property, subject to negotiation with the Government of Ghana of satisfactory terms for such license and participation. As part of the requirements for the grant of a mining license, the holder will have to submit a feasibility report on the gold deposits to the Government of Ghana for approval and also conduct an environmental impact assessment (“EIA”) on the proposed gold development project for approval by the Environmental Protection Agency (“EPA”).  Upon approval of the EIA, the EPA will issue an Environmental Permit to the holder prior to the commencement of the mining operations.

If DGG exercises the Option to acquire all rights under the License and becomes the holder of the License, DGG may apply to the Government of Ghana for a license to mine the property provided that the requirements for a mining license are satisfied.

Adom Option Agreement

On October 17, 2005, Xtra-Gold Exploration Limited (“XGEL” fka Canadiana Gold Resources Limited), a Ghanaian company and wholly-owned subsidiary of Xtra-Gold Resources Corp., a Nevada Corporation, (“Xtra Gold”) entered into an option agreement (the “Adom Option Agreement”) with Adom. Pursuant to the Adom Option Agreement, XGEL paid Adom $15,000 upon execution of the agreement . XGEL was granted the sole and exclusive right and option (the “Option”) to acquire all rights to the License from Adom. Upon exercising the Option, XGEL’s rights to the Property were subject to paying Adom (i) five thousand dollars ($5,000) yearly for each year that XGEL holds an interest in the Option; (ii) a fee when the production of gold is commenced in or on the Property equal to (a) two hundred thousand dollars ($200,000) if two million or more ounces of provable reserves are discovered in or on the Property OR (b) one hundred thousand dollars ($100,000) if less than two million ounces of provable reserves is discovered in or on the Property, and (iii)  a reserved royalty (the “Reserved Royalty”) of the net smelter returns from all ores, minerals, or other products mined and removed from the Property and sold by XGEL based on the amount of reserves discovered and sold by XGEL. Additionally, Adom granted XGEL the right to purchase the Reserved Royalty for the sum of two million dollars ($2,000,000), or one million dollars ($1,000,000) in the event that less than two million ounces of reserves are discovered on the Property, exercisable at any time during the term of the Adom Option Agreement. The term of the Adom Option Agreement was for five years.

The license area covered under the License was 39.65 km2 when the Adom Option Agreement was executed. However, Adom was required by the Mining Law to relinquish 50% of the license area whenever the License becomes due for renewal. Consequently, in Adom’s application for renewal of the License through the Minerals Commission to the Minister, Adom attached a site plan of the original license area clearly showing part of the license area it wished to retain and the area that it wished to relinquish.  The Minerals Commission’s recommendation for renewal of the license and the actual renewal letter dated  July 21, 2006 issued by the Minister therefore covered only the 20.60 km2 that Adom had opted to retain.  The current mining law Minerals and Mining Act, 2006 (Act703), which came into force on  March 31, 2006, provides that the 50% shed-0ff requirement is subject to retention of a minimum of 25 square kilometers.  As a result, the license area will not be shred off 50% upon future renewal of the License.

On October 19, 2006, Adom and XGEL entered into an amended option agreement (the “Amended Option Agreement”), confirmed that the size of the license area was reduced from 39.65 km2 to 20.60 km2 and   the License had been renewed for a two year period, extended to July 20, 2008, and gave XGEL the right to assign or transfer the Option granted pursuant to the Adom Option Agreement to any third party or enter into a joint venture pursuant to the terms and conditions thereof.

On January 24, 2010, Adom and XGEL executed an Addendum (the “Addendum”) to the Amended Adom Option Agreement, extending the term of the Adom Option Agreement for an additional three years to November 11, 2013.

Option Assignment Agreement

On August 27, 2011, DGG entered into an Agreement for Assignment of Option Interest (the “Option Assignment Agreement”), by and among XGEL, Xtra Gold (collectively XGEL and Xtra Gold are referred to hereinafter as “Xtra-Gold Resources”), Adom and DGG, pursuant to which DGG was assigned the exclusive Option, for those mineral rights related to the Property. Pursuant to the terms thereof, Xtra-Gold Resources sold, assigned and transferred 100% of its right, title and interest in to the Option to DGG. Adom agreed to the assignment. In exchange for the Option, Xtra Gold Resources was to receive an aggregate payment of two hundred fifty thousand dollars ($250,000), of which $125,000 was paid in cash upon execution of the Option Assignment Agreement and the remainder $125,000 together with additional expense of $10,000 was issued in the form of a note by DGG, payable in six months from the date of the Option Assignment Agreement. The Option Assignment Agreement shall not be filed with the Government of Ghana until the note is paid in full. Additionally, Xtra Gold Resources received  a one-time issuance of DGG’s common stock, representing 5.71% of the issued and outstanding common stock of Norman Cay Development, Inc. upon acquisition of DGG by Norman Cay Development, Inc.

Although the Option Assignment Agreement was dated August 27, 2011, Adom did not sign it until the early part of 2012 as Adom raised some issues concerning its residual rights under the Option Agreement after XGEL had assigned the Option to DGG.  The issues raised by Adom were eventually resolved to Adom’s satisfaction. The time lag between the raising of the issues by Adom and their resolution caused the delay in the execution of the Option Assignment Agreement thereby causing XGEL’s inability to seek Ghana Government approval of the Option Assignment Agreement until April 4, 2012.

Following an application made by XGEL on April 4, 2012, a formal approval of the Option Assignment Agreement was given by the Minerals Commission (“Mincom”) of Ghana by a letter dated May 4, 2012 (the “Letter”). The Letter is the official response of the Mincom to XGEL’s application for government approval of the Option Assignment Agreement as required by Section 14 of the Mining Law.  The Minister responsible for mines is required by the Mining Law to act on the advice of the Mincom when exercising his powers and discretions conferred on him under the Mining Law.  Consequently, all applications to the Minister for the exercise of such powers under the Mining Law are lodged with the Mincom which reviews the application and makes the appropriate recommendation to the Minister. The Mincom charges a consideration fee for reviewing and making recommendations to the Minister.  In the case of the XGEL’s application dated April 4, 2012 the letter dated May 4, 2012 was the official response of the Mincom confirming that the Mincom had received the application and accompanying documents, reviewed the XGEL’s application with its supporting documents and would recommend the application to the Minister, subject to the payment of a consideration fee of US$10,000 to the Commission.  DGG, as the assignee of the option rights, has since May 29, 2012 paid the consideration fee of US$10,000 to the Mincom, which will now forward its recommendation to the Minister to grant approval of the assignment of the Option rights from XGEL to DGG.  The Minister is required under the Mining Law not to unreasonably withhold such approval or grant such approval on unreasonable terms.  The Minister is also required to grant such approval within thirty (30) days of receipt of the recommendation from the Mincom or give written reasons to the applicant for failing to decide on the application within such period.

Pursuant to Section 14 of the Mining Law of Ghana, mineral right shall not in whole or in part  be transferred, assigned, mortgaged or otherwise encumbered or dealt with in any manner without the prior approval in writing of the Minister, which approval shall not be unreasonably withheld or given subject to unreasonable conditions. In the opinion of our Ghana counsel, the Option Assignment Agreement which is subject to this statutory provision will not be legally effective and enforceable prior to receiving the ministerial approval. The US$10,000 fee paid to the Mincom is not a prescribed statutory fee but rather an administrative fee which is charged by the Mincom for reviewing and recommending applications under the Mining Law to the Minister. Thus the fee will not affect the legality and enforceability of the assignment of the Option rights.

In addition, the Option Assignment Agreement prescribed that it would become effective upon receipt of all regulatory approvals in Ghana, U.S.A, and Canada including approval from the Minister of Mines and the TSX Exchange if applicable.  Pursuant to Section 6 of the Option Assignment Agreement, the procurement of the ministerial approval is one of the pre-conditions for the completion and effectiveness of the transfer of the option interest to DGG.  The approval of the Minster of mines is the only regulatory approval that is required in Ghana for the effectiveness of the assignment of the option interest. This regulatory approval has been duly applied for and following demand made in its letter dated May 4, 2012, the requisite consideration fee of US$10,000 has been paid by DGG to the Ghana Minerals Commission on 29th May, 2012.  Such ministerial approval should ordinarily be issued by the Minister within thirty days after receipt of the favorable recommendation from the Minerals Commission.

Historic Work

The only known gold production on the Property was from local miners working the auriferous gravels and quartz veins as reported by J.W. Lunn in the 1930s. Amercosa (formerly Anglo American) reportedly worked on the project in the late 1990’s, however the results from this work are not published. St. Jude Resources, a Canadian public mining company, conducted geophysical surveys including magnetic and induced polarization surveys. The prospective structures identified in these surveys were followed up by geochemical surveys which included soil, trench and pit sampling.

Previously, Newmont Ghana Limited (“Newmont”), entered into an option Agreement with Adom and Newmont took over the management of the project undertaken on the Property. The initial work by Newmont included stream sediments soil sampling and prospecting using a grid 400m line spacing and sample intervals of 50m along the gridlines. Approximately 24 stream sediments samples, 13 rock chips samples and 1,946 soil samples were analyzed for gold.  Although the rock chips did not return any significant results, stream sediments returned anomalous values ranging from 11ppb to 216ppb. The soil sampling returned gold values ranging from <1ppb to 1278ppb.

Stream sediment sampling throughout the Property by Newmont in 2003 defined a broad anomalous gold zone approximately 7 km long by 1.5 km wide, roughly conforming to the regional geological trend. Follow-up soil (1,109 samples) and rock sampling by Newmont in 2004 further constrained this broadly anomalous area into two distinctive anomalies, while geophysical interpretation suggests they are coincident with the surface expression of two major North-South oriented thrust faults.

Although the Newmont work was successful in outlining some major gold-in-soil anomalies, they concluded that there were no clear targets that would meet their +1 million ounce threshold. Consequently, Newmont relinquished their interest in the Property in 2004.

Prior Exploration by Xtra-Gold - 2008 to 2010 Exploration Program(s):

An exploration program was implemented on the Property from August 2007 to January 2008 by Torkornoo & Associates Limited (“TAL”), at a cost of approximately $177,000. TAL is a Ghanaian geological consultancy with the principal of TAL being a professional geologist registered with The Australasian Institute of Mining and Metallurgy (AusIMM).

Based on the complex structural nature of gold deposits identified to date by third parties within the Hwini-Butre/Benso-Subriso gold district, the Phase I Work Program encompassed infill soil sampling, reconnaissance geology / prospecting, hand auger sampling and trenching designed to identify cost-effective drill targets. The tighter soil geochemical coverage (200m) was implemented to better define the length-extents and trends of the gold-in-soil anomalies detected by the historical Newmont soil program (2004). The deep auger components of the program was proposed to test the geochemical signature of gold-in-soil anomalies at depth in order to better define trenching and drilling targets. The results of this program are noted hereunder.

Phase I fieldwork consisted of the following:

•	Grid establishment: 8.4 km baseline, 73.8 km gridlines;
•	Soil sampling: 2,703 samples collected, 1,815 samples submitted for gold analysis;
•	Rock sampling: 68 samples;
•	Hand auger sampling: 252 holes / samples;
•	Trenching: 6 trenches (319 m), 214 channel samples.

Soil / Rock Sampling; Methodology – Results

The first pass of the soil sampling survey was carried out using a classical digging tool called a “soso” to a typical depth 0.5 m. Infill sampling in areas of interest was implemented by shallow auger sampling to a 1.0 meter depth. A total 1,815 soil samples were submitted for gold analysis.

TAL arbitrarily set the anomalous threshold for the soil sample results at 0.05 ppm gold based on past work experience in the Hwini-Butre / Benso-Subriso gold district. 123 out of the 1,815 soil samples (approx. 7%) returned gold values greater than the 0.05 ppm anomalous threshold. The soil geochemistry survey outlined a 8.0 km long by approximately 0.6 km wide, gold-in-soil anomalous trend conforming to the regional NNE structural trend. This gold-in-soil anomaly (> 0.05 ppm Au) tends to be patchy in nature and / or to pinch-out along its 8.0 km extent. The term “ppm” represents “part per million” where 1 ppm = 1 gram per tonne (g/t) = 1,000 part per billion (ppb). Four areas (i.e. Zone A, B, C and D) within the defined gold-in-soil anomalous corridor were relative continuity and / or the favorable geological and structural settings of the gold-in-soil anomalies.

Zone A, located to the north of the town of Edum Banso, extends from gridline 14700N to 15200N (500 m). Zone B, located to the northeast of the hamlet of Edum Dominase, extends from line 11300N to 12100N (800 m). Zone C is an approximately 200 m by 200 m area located in the east-central portion of the concession. This zone is characterized by three (3) consecutive, strongly anomalous gold-in-soil values over a 50 meter distance on Line 11300N. Zone D consists of a NE-trending zone of discrete gold-in-soil values extending from L8200N to L9900N (1,700 m) at the south-western extremity of the concession.

Based on geophysical interpretation, including airborne magnetic and radiometric data, the Zone C and Zone D gold-in-soil anomalies appear to be spatially associated with the contact between the Birimian Metavolcanics and the circular Mpohor Intrusive Complex.

A total of 68 rock (float) samples were collected during reconnaissance geological mapping carried out alongside the soil sampling. This rock sampling produced a single exploration-significant gold value from a float of iron oxide stained quartz located to the south of the Zone D gold-in-soil anomaly. Similarly to the Zone C and Zone D anomalies this anomalous quartz float also appears to lie proximate to the inferred metavolcanic-Mpohor Complex contact.

Deep Auger Sampling; Methodology – Results

As a follow up to the soil sampling a deep auger program was implemented on the four priority areas to test the geochemical signature of the gold-in-soil anomalies at depth within the saprolite horizon in order to better define trenching targets. A total of 252 sites were augered to an average depth of approximately 4.0 m with a one (1) meter sample collected from the saprolite horizon at the bottom of each hole. Auger hole spacing was typically 25 m, with some 12.5 meter infilling.

TAL set the anomalous threshold for the auger sample results at 0.10 ppm gold based on past work experience in the Hwini-Butre / Benso-Subriso gold district. 19 (7.5%) out of the 252 deep auger samples returned gold values greater than the 0.10 ppm anomalous threshold.

Manual Trenching; Methodology – Results

The Zone A and Zone D deep auger anomalies (> 0.10 ppm Au) were further tested by three (3) trenches totaling 160 m and three (3) trenches totaling 159 m, respectively. The trenches were manually excavated with pickaxes and shovels to a vertical depth of 4 m. A total of 214 channel samples were collected from the sidewall of the six (6) trenches totaling 319 m. Samples consisted of horizontal channels, typically 1 m or 2 m in length, cut approximately 0.1 m above the floor of the trench.

The Zone A trenching failed to yield any significant gold results. Trench EBTR005 yielded the only exploration – significant gold results from the Zone D trenching in the form of a length-weighted average grade of 1.23 ppm gold over a 4 meter trench-length (2 samples). The anomalous section is characterized by chlorite altered mafic metavolvanic rock hosting fine, iron oxide stained, quartz stringers.

Results / Recommendations

It was established that within the vicinity of the circular mafic Mpohor Complex, the work carried out by TAL revealed the following: The soil program returned gold grades of 1099ppb, 793ppb and 606ppb; deep auger on the soil revealed 1.42g/t; One trench over 4m revealed 1.23g/t, and further south, a rock chip revealed a grade of 3.6g/t. Thus the results of the prospecting work undertaken by TAL provides more than sufficient evidence that the Property is predominantly underlain by the Mpohor complex, the dixcove granitoid and Birimian metavolcanics which could host auriferous ore body of economic significance.

The spatial association of the Zone C and Zone D gold-in-soil and deep auger anomalies, the anomalous trench EBTR005 channel samples, and the auriferous quartz float, with the geophysically interpreted, north-western rim of the Mpohor Intrusive Complex is of considerable exploration significance.

Economically significant gold mineralization is known to exist along the south-eastern margin of the circular Mpohor Complex, approximately 2 km to the south-east of the Property. Although published information, geophysical interpretation, and the results of the present work program indicate that the Property shares a similar geological / structural setting as the deposits located on the south-eastern rim of the Mpohor Complex, it by no means implies that the Property hosts similar mineral deposits.

 Recommended work to further advance the project includes: (a) additional deep auger sampling of the Zone C and Zone D gold-in-soil anomalies; (b) continued reconnaissance geology and rock (float) sampling along the inferred margin of the Mpohor Complex; and (c) detail structural interpretation of the property area based on the airborne magnetic and radiometric data. No significant work was carried out on the Property in 2010.

Resources and Reserves

As of the date of this Report, no ore resources or reserves have been identified on the Property.

The Property is currently at an early stage of evaluation. As at the date of this Report, no mineralized material or reserve estimates have been made at the Property. As of the date of this Report, there are no exploration activities currently being conducted on the Property. Prior to this Report, there were preliminary lode gold exploration programs undertaken at the Property and their respective results are noted herein.

Location and Access

The Property in Figure 2 is located in the Mpohor Wasa East District of the Western Region of Ghana. The Property is about 270km west of Accra, and 35km north of Takoradi a major commercial centre. The Property covers an area of about 20.6sq. Km. The Property is located in an area of Birimian metasediments, metavolcanics and intrusive rocks, which are part of the Ashanti Belt, which extends over 250 km from Axim on the coast northeast to Konongo in the north and is the most intensively mined area in Ghana. The Property covers the Eastern margin of the massive Granitoid Complex, which are most common in the western part of the Property with extensive structural features, the most dominant being a NNE to N-S trending fracture system.

Figure 2: Location Map

The Property area is situated within the survey field sheet 0502c3 and 0402a1 and bounded by following coordinates (Table 1).

Table 1: Edum Banso Concession Pillars
Pillar	Longitude	Latitude
P1	1° 54' 40"	5° 03' 59"
P2	1° 54' 15"	5° 03' 55"
P3	1° 54' 03"	5° 04' 33"
P4	1° 53' 48"	5° 04' 27"
P5	1° 53' 48"	5° 00' 00"
P6	1° 56' 00 ''	5° 00' 00"
P7	1° 55' 27"	5° 01' 53"
P8	1° 55' 05"	5° 01' 49"

The Main SW Ghana Gold Belts

GEOLOGY LEGEND
SEFWI BELT
KUMASI BASIN
ASHANTI BELT
CAPE COAST BASIN
KIBI BELT
EDUM BANSO
7°30'
5°30'
5°
4°30'
-2°30'
-2°
-1°

Access

 The Property is accessible by a good road from Apowa on the Takoradi to Tarkwa highway. The road runs through Mpohor in the south, to Edum Banso in the north, and it carries on through the Benso Oil Palm Plantation (BOPP). From Mpohor to other areas within the Property can be accessed by a rough field tracks negotiable by 4 x 4 vehicles, and walking trails through farms, jungle and oil palm or rubber plantations.

Infrastructure and Population

 The Property and the surrounding area is highly populated with groupings of villages scattered within the surrounding area. Edum Banso, Edum Domnase and Trebuomu are the three biggest settlements in the area. Edum Banso and Domnase are connected to the national power grid. The principal economic activities in the surrounding area are limited to subsistence farming and trading.

 Takoradi is the nearest commercial centre with a new thermal plant with a 250 MW capacity, hospital, post office, court, police station, Naval and commercial seaports. A local air force base has a runway that is accessible to light to medium size fixed wing and jet aircraft.

Drainage and Relief

 The Property is drained by Butre, Eburi Ntra river systems and small tributaries (Ntrawa, Aboabaka, etc.). The Property and the surrounding area as a whole has a trellised drainage pattern in which a system of parallel and sub-parallel rivers are aligned almost on the strike of the structural formations in a general way and make occasional turns to cross the strike. The trellised drainage pattern is made more prominent for the Butre drainage area by the underlying granitoid, which are more resistant to weathering.

The Property and surrounding area is undulating, with modest relief of 30 to 100 m. Topographic relief in the north-western part is 75 to 100 m above valley floors, which are approximately 100 m above sea level. In the southern part of the Property, topographic relief is flat, low-lying flood plains. In general, the topography varies considerably, with round to flat-topped hills, low-lying flood plains and swamps.

Vegetation and Climate

 The low-lying valleys are marshy and cleared farmlands carrying both subsistence and cash crops such as palm, cassava, bananas, oil palm, and vegetables. Areas of slightly hilly relief tend to have retained some remnant tropical vegetation. The north-western part of the Property contains part of the BOPP oil plantation.

 The climate is typically wet tropical (equatorial) with daily temperatures ranging on an annual basis, between 30º - 36ºC, maxima and 15º - 20ºC minima. Rainfall for most of the Western Region of Ghana is in the range 1500mm - 2000mm annually. There is a main wet season from March to July, peaking in May-June, and a minor wet season from September to November, peaking in October.

Land Tenure

 The Property is covered by a License, number LVB 2324/91 which was initially registered in 1991 with the land registry No 1130/1991. This was held by Adom and has been renewed until July 20, 2013.

Geology

Regional Geology and Mineralization

Stratigraphically, Ghana lies within the West African Precambian Shield. Gold producing Precambian rocks of the Eburnean tectonic province (2.17-2.18 billion years) underlie much of the south-western and the north-eastern half of Ghana, as well as parts of Cote D’Ivoire, Mali and Burkina Faso (See Figure 5).

The Precambian in Ghana is dominated by the Birimian which is unconformably overlain by the Tarkwaian. The former is made up of a meta volcanic (greenstone) type lithologies, and meta sediments believed to have formed from erosion of the rising volcanic belts, resulting in the formation of argillites, turbidites, and fine grained tuffs of relatively deep quiet water basins. The later is a fossil placer similar to the Witwaterstrand and Transvaal “banket reefs” of South Africa.

The regional structural fabric of the Eburnean of West Africa are characterized by NE-SW trending belts bounded by major regional structures which probably represent early extension-related faults that controlled the location and deposition of sediments in both the Birimian and Tarkwaian basins. Subsequent reactivation of these faults during a compressional tectonics phase resulted in thrusting and folding evident in the Tarkwaian rock units. Late right lateral transgressional tectonics has resulted in the kinks, jogs and sigmoidal geometries evident along the major gold belts.

Property Geology

Regional Geiology on Ghana in relation to West Africa

Exposures in the Property are quite scarce, however, extrapolation from the Aerodat airborne geophysical data as well as an interpretation of the airborne geophysics by Watson Geophysics and Dr. R.J. Griffins are enough to provide a good idea of the major rock types that can be found. The Property is located in an area of Birimian metasediments, metavolcanics and intrusive rocks which are part of the Ashanti Belt.

Exploration works within the Property have revealed that the rocks are basically metavolcanics, metasediments and intrusive such as diorite and granodiorite. The eastern part to the Property is predominantly metasediments, metavolcanics, and metavolcaniclastics. Dixcove Granitoids are most common in the western part of the Property.

Four main types of rocks were identified in the six trenches dug so far which covers an average of 8km from the North East to the South West direction. The units are as follows:

Tuffaceous phyllite: Predominantly fine grained, massive mottled whitish to yellowish brown to pinkish saprolite. Occasionally interbedded with carbon altered weakly foliated silicified phyllite. The unit exhibit very weak foliation normally parallel or sub-parallel to associated quartz stringers and almost invariably, moderate to steep dipping (65-88 deg), usually to the west.

Tuffs: Appear as mottled clay material with fine grained massive saprolite meta tuff inclusions.

Granodiorite/diorite: Looked dark grey in colour usually massive and coarse grained. Silica and chlorite alteration are very common. They look fresh inside but the outside is usually coated with either Manganese and/or iron oxide.

Quartz: They occur as veins, stringers and stock works. They are white to milky in colour and in some cases glassy to light grey. They measure from a few millimeters to 7m thick in trench EBTR003. The attitude of quartz found in trench 3 was 100/56 and another one associated with a diorite in trench EBTR006 was 208/68. Quartz boulders, pebbles and gravels are common and floats occupy every single space in the Property. They are common because they are hard and resist weathering. The veins found in all trenches are crushed in the shear zones and are found to be stained with iron and/or muscovite/sericite. In most trenches they usually occur as micro stringer or micro quartz stock works.

The rocks underlying the Property have undergone alteration and shearing, which is commonly associated with gold mineralization. Alteration along the margins of veins is very common. Alteration consists mainly of silicification, chlorite and muscovite/sericite. There appears to be numerous types of pre-metamorphic intrusives throughout the area. Some of these intrusives found in trenches could be interpreted as mafic (diorite or granodiorite) intrusives. The interpreted geology from the Aero data image of Potassium for the Property shows that the circular mafic Mpohor Complex extends south into Golden Star’s adjoining Hwini-Butre Concession where significant gold mineralization has been found.

Geology of the Location and Main Deposits or Occurrences

Glossary of Technical Geological Terms

The following defined geological terms are used in this Report:

Term	Definition
Argillite:
Is a fine-grained sedimentary rock composed predominantly of indurated clay particles. Argillaceous rocks are basically lithified muds and oozes. They contain variable amounts of silt-sized particles. The argillites grade into shale when the fissile layering typical of shale is developed.

Assay:	The act of testing the content or quality of a substance.
Attitude:
The orientation of a planar or linear feature in three-dimensional space. Planar features that are not horizontal, such as tilted strata, are described by their strike, or the azimuth of the intersection of the plane with a horizontal surface, and the dip, or the magnitude of its inclination from a horizontal reference. The trend and plunge of linear features, such as the axis of a fold, describe the azimuth of the line and its deviation from horizontal.

Auriferous:	Containing gold; gold-bearing.
Diorite:	A coarse-grained, intrusive igneous rock that contains a mixture of feldspar, pyroxene, hornblende and sometimes quartz.
Felsic:	Refers to silicate minerals, magma, and rocks which are enriched in the lighter elements such as silicon, oxygen, aluminum, sodium, and potassium.
Foliated:	Composed of thin easily separable layers.
Foliation:
The planar or layered characteristics of metamorphic rocks that are evidence of the pressures and/or temperatures to which the rock was exposed. These can be structural such as cleavage, textural such as mineral grain flattening or elongation, or compositional such as mineral segregation banding.

Granite:	A common and widely occurring type of intrusive, felsic, igneous rock. Granites usually have a medium- to coarse-grained texture.
Granitoid:
A granitoid or granitic rock is a variety of coarse grained plutonic rock similar to granite which mineralogically are composed predominately of feldspar and quartz.[1] Examples of granitoid rocks include granite, quartz monzonite, quartz diorite, syenite, granodiorite and trondhjemite. Many are created by continental volcanic arc subduction or the collision of sialic masses. Volcanic rocks are common with granitoids and typically have the same origins.

Granodiorite:	A plutonic rock composed of black biotite, dark-gray hornblende, off-white plagioclase, and translucent gray quartz.
Hand Auger:	A tool used to collect disturbed soil samples, while core samplers are used to collect partially disturbed samples. Hand augers are also used to remove soil above a desired sampling location.
Igneous Rock:	A rock relating to, resulting from, or suggestive of the intrusion or extrusion of magma or volcanic activity.
Intrusive:	Igneous rocks that crystallize below Earth's surface
Lithologies:	The study and description of rocks, including their mineral composition and texture. Also used in reference to the compositional and textural characteristics of a rock.
Lode:	A classic vein, ledge, or other rock in place between definite walls.
Metamorphic Rock:	Rock altered by pressure or heat.
Metasediment:
Is sediment or sedimentary rock that shows evidence of having been subjected to metamorphism. The overall composition of a metasediment can be used to identify the original sedimentary rock, even where they have been subject to high-grade metamorphism and intense deformation.

Metavolcanic
Metavolcanic rock is a type of metamorphic rock. Such a rock was first produced by a volcano, either as lava or tephra. Then, the rock was buried underneath subsequent rock and was subjected to high pressures and temperatures, causing the rock to recrystallize.

Muscovite/ Sericite:	A kind of muscovite occuring in silky scales having a fibrous structure. It is characteristic of sericite schist.
Mica:	Any of a group of chemically and physically related aluminum silicate minerals, common in igneous and metamorphic rocks.
Mineralization:	The concentration of metals and their chemical compounds within a body of rock.

Mineralized Material:	Projection of mineralization in rock based on geological evidence and assumed continuity.
Ore:	An ore is a type of rock that contains minerals with important elements including metals. The ores are extracted through mining; these are then refined to extract the valuable element(s).
Phyllite:	A foliate metamorphic rock that is made up mainly of very fine-grained mica. The surface of phyllite is typically lustrous and sometimes wrinkled. It is intermediate in grade between slate and schist.
Quartz:	A very hard mineral composed of silica, SiO2, found worldwide in many different types of rocks, including sandstone and granite.
Reserve:
(For the purposes of this Report): That part of a mineral deposit which could be economically and legally extracted or produced. Reserves consist of:

Proven (Measured) Reserves: Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the results of detailed sampling; and (c) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well-defined that size, shape, depth and mineral content of reserves are well-established.

Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Saprolite:	Disintegrated somewhat decomposed rock that lies in its original place.
Schist:	A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.
Shear Zone:
Involve volumes of rock deformed by shearing stress under brittle-ductile or ductile conditions, typically in subduction zones at depths down to 10-20 km. Shear zones often occur at the edges of tectonic blocks, forming discontinuities that mark distinct terranes.

Silica:
"Silica stone" is an industrial term for materials such as quartzite, novaculite and other   microcrystalline quartz rocks. These are used to produce abrasive tools, deburring media, grinding stones, hones, oilstones, stone files, tube-mill liners and whetstones.

Silicate:	Any of numerous compounds containing silicon, oxygen, and one or more metals.
Silicified Phyllite:	Silicified "petrified" wood is formed when buried plant debris is infiltrated with mineral-bearing waters which precipitate quartz.
Stock works:
A complex system of structurally controlled or randomly oriented veins. Stock works are common in many ore deposit types and especially notable in greisens. They are also referred to as stringer zones.

Tectonics:	The study of processes that move and deform Earth's crust.
Thrust Fault	A reverse fault that has a dip of less than 45 degrees.
Transgression:	An advance of the sea over land areas. Possible causes include a rise in sea level or subsidence.
Trellis Drainage:
A drainage pattern in which streams intersect at right angles. This forms in areas of long parallel valleys such as in folded mountain belts. Rivers occupy the valleys and tributary streams join them at right angles.

Trenching:	A geologic process whereby a long, narrow, deep depression in the ocean floor that parallels a convergent boundary involving at least one oceanic plate, is made.
Turbidite:
A vertical sequence of sediments deposited by a turbidity current. Because the largest particles of the current settle first a turbidite will be graded deposits with coarsest grain sizes at the bottom and finer grain sizes going upwards.

Tuff:	A rock composed of pyroclastic materials that have been ejected from a volcano. In many instances these fragments are still hot when they land, producing a "welded" rock mass.
Vein:	A fracture that has been filled with mineral material.
Volcanic:	Characteristic of, pertaining to, situated in or upon, formed in, or derived from volcanoes.

Plan of Operation

Once we exercise the Option, we plan to commence the first phase (Phase I) of the exploration program on the Property around the fourth calendar quarter of 2011. Phase I work will consist of retaining a consultant(s) to conduct exploration activities on the Property, including: geological mapping, geological prospecting, assaying and information review. Geological mapping involves plotting previous exploration data relating to a property area on a map in order to determine the best property locations to conduct subsequent exploration work. Geological prospecting involves analyzing rocks on the property surface in order to discover indications of potential mineralization. All samples gathered will be sent to a laboratory where they are crushed and analyzed for mineral content. Assaying is the chemical analysis of a substance to determine its components. We expect Phase I to take approximately 60 days to complete and an additional month for the consulting geologist to receive the lab results from these activities and prepare an analytic report. We have estimated the cost of Phase I to be approximately $100,000.

If Phase I proves successful in identifying valuable mineral deposits and we have sufficient funds to continue, we intend to proceed with the second phase (Phase II) of the program as soon as practicable upon completion of Phase I. In Phase II, we will retain such third-parties necessary to begin trenching, surveying localized soils, and detailed sampling of historic zones. Trenching is the process of turning over land to uncover underlying material.  Soil surveying is the systematic examination, description, classification, and mapping of soils in an area. The objective of sampling in mineral processing is to estimate grades and contents of sample soils, rocks, and other discovered materials. The estimated cost of Phase II is between $30,000 and $50,000, depending on the level of our activities during this phase and the funds available. It will take approximately 50 days to complete Phase II and at least an additional month for the consulting geologist to receive the lab results from these activities (depending on lab availability and amount of work to be done) and prepare an analytic report. We expect to commence work on Phase III the third calendar quarter of 2012, subject to the availability of funds.

After all surveys and initial samples have been collected and positive results have been obtained from such activities, we expect to begin the third phase (Phase III) of the program around the third calendar quarter of 2012, assuming we have adequate funds to continue our operations. Phase III will consist of retaining a consultant(s) to conduct core sampling and analysis. Core sampling is the process of drilling holes to a depth of up to 500 feet in order to extract a sample of earth. Depending on the availability of funds, we intend to drill a minimum of 15 holes to a depth of 500 feet each (totaling 7,500 feet) and a maximum of 30 holes to a depth of 500 feet each (totaling 15,000 feet). We anticipate that it will take between one to two months to drill 15-30 holes to a depth of 500 feet each.  Our estimated cost for drilling is approximately $50.00 per foot; thus to drill 15 holes to a depth of 500 feet, it will cost approximately $375,000 and to drill 30 holes to a depth of 500 feet, it will cost approximately $750,000. We anticipate that we will need to pay a consultant(s) up to a maximum of $15,000 per month for his or her services during Phase III. Additionally, we anticipate that it will take between one to two months to conduct Phase III; thus, we will pay the consultant(s) a minimum of $15,000 and a maximum of $30,000.

As part of Phase III, after core sampling, the consultant(s) will analyze the samples collected from the core drilling. The total estimated cost for analyzing the core samples is $40,000, and we estimate this process will take approximately 30 days. The core samples will be tested to determine if mineralized material is located on the Property. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in the western United States. We have not selected any of the foregoing persons as of the date of this Report. Based upon the tests of the core samples, we will determine if we will terminate operations, proceed with additional exploration of the Property, or develop the Property. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the funds or because it is not economically feasible to proceed, we will cease operations in relation to the Property.

Total maximum expenditures for the exploration of the Property over the next 12 months are expected to range from approximately $560,000 to $970,000, depending largely on the number of holes drilled. If Phase I proves to be successful and sufficient funds are available after completion of such Phase, we will continue with Phase II and so on until funds are no longer available. In the event we have enough money to begin but not to complete one of the Phases, we will be forced to suspend operations until we raise the funds necessary to continue our exploration. If we cannot, or do not, raise sufficient money to complete one or more Phases, or if our exploration activities are not successful, we will discontinue exploration of the Property and any funds spent on exploration will likely be lost.

Phase	Exploration Activities	Anticipated Timeframe	Cost
Phase 1	Retention of consultant(s) to conduct: Geological Mapping, Geological Prospecting, Assaying and Information Review.	Expected to begin during the fourth calendar quarter of 2011 (dependent on funding).	$100,000
Phase II	Retention of consultant(s) to conduct: Trenching, Surveying of Localized Soil, and Detailed Sampling and Mapping of Historic Zones.	Expected to begin between the first calendar quarter of 2012 and the second calendar quarter of 2012 (dependent on funding and the results of Phase I activities).	$30,000 – $50,000
Phase III	Retention of consultant(s) to conduct: Core sampling and analysis of samples derived from core sampling.	Expected to begin in the third calendar quarter of 2012 (dependent on funding and the results of Phase I and Phase II activities).	$430,000 - $820,000 (dependent on the number of holes drilled and the duration of consultant’s services)
TOTAL			$560,000 – $970,000

Quality Assurance/Quality Control

The data obtained from our exploration program will consist of survey data, sampling data, and assay results. Quality Assurance/Quality Control (QA/QC) protocols will be in place at the mining site and at the laboratory to test the sampling and analysis procedures.

The Company will utilize statistical methodologies to calculate mineral reserves based on interpolation between and projection beyond sample points. Interpolation and projection are limited by certain factors including geologic boundaries, economic considerations and constraints to safe mining practices. Sample points will consist of variably spaced drill core intervals obtained from drill sites located on the surface and in underground development workings. Results from all sample points within the mineral reserve area will be evaluated and applied in determining the mineral reserves.

Samples will be sent to a laboratory for analysis. The samples will be under a strict monitoring and tracking system from log-in to completion. Samples will be logged-in immediately upon receipt and carefully checked for any special handling that may be needed. All analytical procedures, sample handling, and preservation techniques used will strictly adhere to those approved by the Environmental Protection Agency (“EPA”), where applicable. To test assay accuracy and reproducibility, pulps from core samples will be submitted and then resubmitted for analysis and compared. To test for sample errors or cross-contamination, blank core (waste core) samples will be submitted with the mineralized samples and compared. Reference samples from EPA or from private sources will also be tested with every set of samples to provide an additional measure of accuracy.

The QA/QC protocols will be practiced on both resource development and production samples. The data will be entered into a 3-dimensional modeling software package and analyzed to produce a 3-dimensional solid block model of the resource. The assay values will be further analyzed by a geostatistical modeling technique to establish a grade distribution within the 3-dimensional block model. Dilution will then be applied to the model and a diluted tonnage and grade will be calculated for each block. Mineral and waste tons, contained ounces and grade will then be calculated and summed for all blocks. A percent mineable factor based on historic geologic unit values will be applied and the final proven reserve tons and grade will be calculated.

The Company will review its methodology for calculating mineral reserves on an annual and as-needed basis. Conversion, an indicator of the success in upgrading probable mineral reserves to proven mineral reserves, will be evaluated as part of the reserve process. The review will examine the effect of new geologic information, changes implemented or planned in mining practices and mine economics on factors used for the estimation of probable mineral reserves. The review will include an evaluation of the Company’s rate of conversion of probable reserves to proven reserves.

Management Experience

Mr. Stephen E. Flechner, our President, Chief Executive Officer and director, has nearly 35 years of mining management and consulting experience. He has served numerous private and publicly traded mining companies in senior management and consultant capacities.  From 1978 to 1993, he held the positions of Vice President & General Counsel of Gold Fields Mining Company, the U.S. operating subsidiary of former global mining giant Consolidated Gold Fields.  During his tenure with Gold Fields, the organization grew from 12 to 1200 people while acquiring, exploring, permitting, financing, developing, and operating three highly profitable gold mines (Ortiz, Mesquite & Chimney Creek), producing an aggregate of 400,000 oz. gold/year.  The Mesquite and Chimney Creek mines were subsequently acquired by Newmont Mining.  Later in the 1990s, Mr. Flechner served as president of a TSX-V listed mining company that acquired and explored an early stage gold project in Ghana.  Subsequently, he consulted to a TSX company regarding gold and uranium acquisitions in Europe and Nevada, culminating in a $40 million bought deal financing.  More recently, he served as president/consulting counsel of a TSX-V company which acquired South Korea’s largest past producing gold and tungsten mines (a subsidiary of Berkshire Hathaway recently agreed to joint venture the tungsten project).  He currently consults with other gold exploration and development companies.  Mr. Flechner is a graduate of the Yale Law School and has lectured at the Rocky Mt. Mineral Law Institute on “Environmental Laws & Regulations Governing Gold Mining.”

Mr. Dean Huge, our Chief Executive Officer, Treasurer, Sectary and director, has had experience in both the public and private sectors and has raised funding through different financing structures over his career. From September 2010 to July 2011, Mr. Huge served as the Chief Financial Officer and Treasurer of China Chemical Corp., a manufacturer of fine chemicals used in the production of reinforced plastics and resins. In 2008 and 2009 Mr. Huge, served as a Senior Business Consultant to the small business-consulting firm, International Profit Association. From 2000 through 2008, Mr. Huge acted as President of Major Marketing Concepts, Inc., an affinity and incentive marketing services provider. Mr. Huge received a Bachelor of Science Degree in Accounting and Finance from Southern Illinois University.

Mr. Ralph Shearing, our director, is a professional geologist with extensive experience throughout North America and internationally.  He is a graduate of the University of British Columbia, earning a B.Sc. Geology degree.  Since graduating in 1981, he has been directly involved in several world class exploration and development projects and has gained hands-on experience in all aspects of mineral exploration, including geophysics, geochemistry, geology, and diamond core drilling.  In 1986, Mr. Shearing founded and is currently the CEO and President of Soho Resources Corp., a TSX Venture Exchange listed mining company developing the Tahuehueto Project, a gold and silver deposit in Mexico.  The Company appointed Mr. Shearing as a Director and Geological Consultant on account of his 25 years of active involvement with the management and directing of publicly traded companies, combined with his practical mining experience, which have given him unique insight into the industry and allowed him to develop a well-rounded business approach for junior resource companies.

Mr. Donald Ross, director of the Company is founder and President of Discovery Gold Ghana Limited, a wholly-owned subsidiary of the Company. Prior to his involvement in the mining sector, Mr. Ross spent over 30 years as a senior operational manager with United Parcel Service (UPS), retiring in 2000 following their successful Initial Public Offering. He is currently the founder and CEO of BDM Marketing, a firm specializing in placement and financing of automobiles to individuals with poor credit.

Competitive Factors

We are a new mineral resources exploration company. The gold mining industry is fragmented meaning that there are many gold prospectors and producers, small and large. While we will generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from the Property, as we currently hold all interest and rights to the Property.

However, we will compete with other mineral resource exploration companies for the acquisition of new mineral properties and for available resources. Many of the mineral resource exploration companies with whom we will compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact our ability to finance further exploration and development of our mineral properties. We will be competing with other mineral resource exploration companies for available resources, including, but not limited to: professional geologists, camp staff, mineral exploration supplies, exploration vehicles and drill rigs. Competing for available resources will depend on our technical abilities, financial capacities, industry contacts, and any consulting arrangements we may have in place.

We will also compete with other mineral resource exploration companies for financing from investors that are prepared to make investments in mineral resource exploration companies. The presence of competing mineral resource exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors view our competitors as more attractive investments, based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We have not yet identified any methods by which we will compete with other mineral resource companies.

Market for Valuable Minerals

If the Company is able to develop commercial operations, process the minerals that we extract from the Property, and ultimately sell these minerals, we anticipate that we will sell these minerals throughout the world, given the ever-increasing demand for these types of minerals and the variety of uses for these minerals in high tech applications, computers, jewelry, coinage, medicine, dentistry, and more.

Employees

As of the date of this Report we have no employees, other than our directors and officers. We may use third party consultants to assist in the completion of various projects; third parties are instrumental to keep the development of projects on time and on budget. Our management expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by our employees.

Government Regulation

Ghanaian Ownership and Special Rights

Rights to explore and develop a mine in Ghana are administered by the Minister of Lands and Natural Resources, acting upon the advice of the Minerals Commission, a governmental organization established under the 1992 Constitution (the “Constitution) to promote and regulate the development of Ghana's mineral wealth in accordance with the Constitution and the Minerals and Mining Act of 2006 (Act 703), which came into effect in March 2006 (“2006 Mining Act”).

A company incorporated in Ghana can apply to the Minerals Commission for a renewable reconnaissance or exploration license granting exclusive rights to explore for a particular mineral in a selected area for an initial period not exceeding one year in the case of a reconnaissance license or three years in the case of a prospecting license. When exploration has successfully delineated a particular Mineral Reserve, an application may be made to the Minerals Commission for conversion to a mining lease, granting a company the right to produce a specific product from the concession area, for a maximum period of 30 years or such lesser period that may be agreed upon with the applicant.  The duration of the lease is determined by the period it would take to mine out the reserves delineated by the applicant.

The 2006 Mining Act requires that any person who intends to acquire a controlling share of the equity of any mining company that has been granted a mining lease, must first give notice of its intent to the Government and also obtain its consent prior to acquiring a controlling share. Under the 2006 Mining Act, the Government of Ghana holds a 10% free-carried interest in all companies that hold mining leases. The 10% free-carried interest entitles the Government to a pro-rata share of future dividends. The Government has no obligation to contribute development capital or operating expenses.

Under the 2006 Mining Act, the Government of Ghana is empowered to acquire a special or golden share in any mining company. The special share would constitute a separate class of shares with such rights as the Government and the mining company might agree. Though deemed a preference share, it could be redeemed without any consideration or for a consideration determined by the mining company and payable to the holder on behalf of the Government of Ghana.

In the absence of such agreement, the special share would have the following rights:

• it would carry no voting rights but the holder would be entitled to receive notice of, and to attend and speak at, any general meeting of the members or any separate meeting of the holders of any class of shares;

• it could only be issued to, held by, or transferred to the Government or a person acting on behalf of the Government;

• the written consent of the holder would be required for all amendments to the organizational documents of the company, the voluntary winding-up or liquidation of the company, or the disposal of any mining lease, or the whole or any material part of the assets of the company;
• it would not confer a right to participate in the dividends, profits or assets of the company or a return of assets in a winding up or liquidation of the company; and
• the holder of a special share may require the company to redeem the special share at any time for no consideration or for a consideration determined by the company.

DGG has not issued, nor to date been requested to issue, a special share to the Government of Ghana.

The Government of Ghana has a pre-emptive right to purchase all gold and other minerals produced by mines in Ghana. The purchase price would be agreed by the Government of Ghana and the mining company, or the price established by any gold hedging arrangement between the company and any third party approved by the Government, or the publicly quoted market price prevailing for the minerals or products as delivered at the mine or plant where the right of preemption was exercised. The Government of Ghana has agreed to take no preemptive action pursuant to its right to purchase gold or other minerals so long as mining companies sell gold in accordance with certain marketing procedures approved by the Bank of Ghana.

Ghanaian Royalty Rights

Under the laws of Ghana, a holder of a mining lease is required to pay quarterly a royalty of 5% of the total revenues earned from minerals produced from the lease area.

Ghana Corporate Tax Requirements

Apart from mineral royalty which is provided for under the Mining Act, the general tax regime applicable to all mining companies is set out in the Internal Revenue Service Act 2000 Act 592 and regulations made under the said Act which are administered by the Ghana Revenue Authority (“GRA”).

In late 2011, the Government of Ghana proposed a number of changes to the mining fiscal regime starting from 2012, which resulted in an increase in corporate tax payable by mining companies in Ghana. The Government increased the corporate income tax rate from 25% to 35% for mining companies, and capital allowances (tax depreciation) was made deductible at a flat rate of 20% over a five year period instead of an 80% deduction in the year that the capital spending was incurred under the old fiscal regime. The Government further proposed to introduce ring-fencing of mining projects and thereby disallow expenditures from one mining area as a deduction from revenues in a separate mining area belonging to the same company in determining the company's taxable income for tax purposes. The Government has also proposed a 10% windfall profit tax on mining companies in 2012. The details of these tax changes are currently being discussed with mining companies and we are thus not able to determine the impact of these new taxes on our operations at this time. The Ghana Government has set up a tax stability renegotiation team to review the existing tax stability agreements of mining companies operating in Ghana. While our operations still at exploration stage and therefore do not have tax stability agreements, it is not clear at this time how the tax stability renegotiations will impact future agreements for the development of our properties.

Value Added Tax (VAT) and National Insurance Levy (NHIL)

Under the Value Added Tax Act 1998 and Regulations made thereunder mining companies and their affiliates, or contractors, and subcontractors are required to pay VAT and NHIL on goods and services whether procured locally or imported.  The existing legal arrangements under the law permit the mining companies and their contractors or subcontractors to pay the VAT as output tax and claim a refund from the GRA as input tax.  However, the refund arrangements have not worked satisfactorily in the past resulting in a back-log of various sums due to some of the mining companies.  A few of the mining companies have been granted specific exemption from payment of VAT and NHIL in their specific Project Development Agreements which were approved/ratified by Parliament in accordance with Articles 174 and 268 of the Constitution.  This has created an unlevel playing field which the Government is now seeking to rectify through renegotiation with the affected companies.

Import Duties and Excise Taxes

The 2006 Mining Act permits exemption from payment of customs import duties and excise taxes on mining equipment, plant and machinery which are imported for use exclusively for mining operations.  The list of exempted items is contained in the official mining list which is settled between the relevant Government agencies (GRA and Minerals Commission) on the one hand and the Ghana Chamber of Mines representing the Mining Companies.  However, as part of the current Government Policy of reviewing the mining fiscal regime, Government has indicated to the mining companies that it intends to review the mining list with a view to making it more local content friendly.  The objective here is also to reduce the loss of government revenue through import duty and excise duty exemptions.

Environmental Regulation

Environmental matters in Ghana, including those related to mining, fall under the oversight of the Environmental Protection Agency (“EPA”), established under the EPA Act 1994 (Act 490) with some responsibilities lying with the Minerals Commission. The EPA has published rules and guidelines that govern environmental and socioeconomic impact statements, environmental management plans, mine operations, the quality of water discharges to the environment, environmental auditing and review, and mine closure and reclamation, among other matters to which our operations are subject. Additional provisions governing surface uses by our stakeholders are provided in the 2006 Mining Act, but regulations for the implementation of these provisions have yet to be promulgated.

Governmental approvals and permits are currently required, and will likely continue to be required in the future, in connection with our ongoing operations and our development activities. To the extent that such approvals are required and not obtained, we could be limited or prohibited from proceeding with planned exploration or the development of mineral properties.

Exchange Control Requirements

The current legislative and Regulatory Framework for foreign exchange transactions in Ghana is contained in the Foreign Exchange Act 2006 (Act 723) which came into force in December 2006 and related Regulatory Notices issued as Guidelines by the Central Bank of Ghana, namely, the Bank of Ghana (“BoG”), pursuant to powers conferred on the BoG under the Foreign Exchange Act.

The 2006 Foreign Exchange Act provides a legal framework that is consistent with a liberalized foreign exchange regime that was commenced by the Ghana Government since the 1980s.

The new 2006 Foreign Exchange Act empowers the BoG to licence dealers in foreign exchange business and to prescribe rules governing information to be provided by licenced dealers on all foreign exchange transactions.  The Act thus removed previous restrictions placed on foreign exchange transactions, including loan and securities transactions between residents and non-residents.

The issue regarding transactions in foreign currency between resident and non-residents under the new Act 723, has been specifically addressed by BoG in its two official Guidelines for the operation of the Foreign Exchange Act.

The published Guidelines cover all the key areas of foreign exchange transactions contemplated under the Act.  These include exports and imports of goods, services, bank notes and securities, payments for goods and services, operation of foreign currency accounts, capital and money market transactions, commercial and financial credit transactions between residents and non-residents, as well as inward/outward investment.  As regards such transactions between residents and non-residents the Notices specifically stated that there was no restriction placed on such transactions.  However, the transactions must be effected through the regular banking system and the local banks are required to submit reports in the form of returns to the Bank of Ghana regarding all foreign inflows and outflows within fourteen (14) days after the end of each month.

Transfers relating to Inward Direct Investment

Similarly, with regard to inward direct investment the Foreign Exchange Guidelines specified that there were no restrictions on such investments or on the repatriation of capital, dividends or profits.  Accordingly, the BoG’s prior exchange control approval is no longer required for such transactions involving residents and non-residents.  However, as is the case with loan transactions be between residents and non-residents as well as other investment related transactions, each transaction must be effected through authorized dealer banks who much report on them to the Bank of Ghana within 14 days after the end of each reporting month.

Labor Law Requirements

Labor Law in Ghana is governed mainly by the 1992 Constitution, the Labor Act 2003, Act 703 (the “Labor Act”) and Regulations made under the Labor Act.

Freedom of association, including the freedom to form or join a trade union is guaranteed under Article 21(e) of the Constitution of Ghana.

Consequently, trades union activities as well as strikes are permitted under the Labor Act.  Under Part 9 of the Labor Act, every worker has the right to form or join a union of his choice for the protection of his economic and social interests.  The exception to this general rule are a category of workers who are in the policy, decision making or managerial class or a person in a position to trust, with highly confidential responsibilities or an agent of a shareholder of a business.  The determination of the category of employees who must not unionise is based on agreement between the employer and the workers or the trade unions.

The Labor Act allows legal strikes but lays down the procedures to be exhausted before embarking on a strike action as a sort of action of last resort.  Procedures for embarking on a strike acting includes notice of the intention to strike.  Where the strike is legal, the employer may not replace the workers except for sustaining certain essential services.

A Labor Commission has been established under Part 28 of the Labor Act to oversee and regulate labor issues.  The Commission, among other things, assists parties to resolve industrial disputes through a mediation and arbitration process.

Except as referred to elsewhere in this Report, there are no other U.S., Ghanaian or other government regulations that are material to our Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our reports or other filings made with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access these reports and other filings electronically on the SEC’s web site, www.sec.gov.

ITEM 1A. RISK FACTORS

RISKS RELATING TO OUR COMPANY

We are an exploration stage company and may never be able to carry out our proposed business or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. We have just begun the initial stages of exploration of the Property, and thus have no way to evaluate the likelihood that our business will be successful. We were incorporated on April 29, 2010 and after refocusing our operations to mining, we currently have been involved primarily in organizational activities and the acquisition of our mineral claim interests. We have earned no revenues as of the date of this Current Report on Form 8-K. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

There is nothing at this time on which to base an assumption that our proposed business operations will prove to be successful or that we will ever be able to operate profitably. We anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

We expect to incur operating losses in the future because we have no revenue.

Since our inception through April 30, 2011, the Company has earned no revenue and has incurred a net loss of $106,319. We do not anticipate earning revenues until such time as we enter into commercial production of the Property. We expect to incur operating losses in future periods. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations which will have a significant negative impact on the Company's operations.

We may not be able to attract and maintain key management personnel to manage the Company or geological consultants to carry out our proposed business operations, which could have a material adverse effect on our business.

Our ability to develop our business depends in large part, on our ability to attract and maintain qualified key management personnel to manage the Company and geological consultants to carry out our exploration activities. Competition for such persons is intense, and we cannot assure you that we will be able to attract and retain them. Our development now and in the future will depend on the efforts of these people, and the loss or inability to attract these people could have a material adverse effect on our business.

If we are not able to obtain further financing, our proposed business operations may fail.

We do not expect to generate substantial revenues to fund our ongoing operations in the foreseeable future. Accordingly, we will require additional funds, either from equity or debt financing, to maintain our daily operations and to develop the Property. Obtaining additional financing is subject to a number of factors, including market prices for minerals and investor acceptance of our proposed activities. Financing, therefore, may not be available on acceptable terms, if at all. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital; however, will result in dilution to existing shareholders. If we are unable to raise additional funds when required, we may be forced to delay our plan of operation and our entire business may fail.

Our lack of diversification increases the risk of an investment in our Company, and our financial condition and results of operations may deteriorate if we fail to diversify.

We lack diversification, in terms of both the nature and geographic scope of our business. The business of the Company is focused solely on the acquisition, exploration, and development of valuable mineral properties. We are seeking to discover gold minerals, which are typically not concentrated enough to make them easily exploitable economically, and the Property is only in one localized region in Ghana in Western Africa. As a result, we will likely be impacted more acutely by factors affecting our industry or the region in which we operate than we would if our business were more diversified.

Our business could be impaired if we fail to comply with applicable regulations.

Failure to comply with government regulations could subject us to civil and criminal penalties require us to forfeit our rights to the Property, and affect the value of our assets. We may also be required to take corrective actions for failure to comply with applicable regulations, which could require substantial capital expenditures. We could also be required to indemnify our officers and directors in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them for non-compliance. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Our Articles of Incorporation exculpate our officers and directors from any liability to our Company or our stockholders.

Our Articles of Incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company.

We have a “going concern” opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

Our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business. As a result we may have to liquidate our business and investors may lose their investments. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plan of operations described herein and eventually attain profitable operations. You should consider our independent registered public accountant’s comments when determining if an investment in the Company is suitable.

RISKS ASSOCIATED WITH OUR PROPOSED BUSINESS

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop our mineral Property and our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of minerals on the Property. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

We may invest significant capital and resources in exploration activities and abandon such investments if they are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the price of our Common Stock which is currently quoted on the OTC Bulletin Board, and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on the Property underlying the Property to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of mineral on the Property.

Since we do not have a backup program, if results from our initial work program are negative, anyone purchasing our stock will likely lose their entire investment.

If the results from the initial phase of work are negative and do not warrant additional phases of exploration work, we will need to seek other mineral exploration opportunities. We cannot guarantee that we will have enough funds to purchase an additional property, have a geological report prepared, and complete exploration work on the property. If the results from the initial phase of work on the Property are negative and we cannot find another feasible exploration opportunity, anyone purchasing our stock will likely lose their entire investment.

Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual mineral claim ever having reserves is extremely remote. Accordingly, if the Property does not contain reserves, we will likely have to cease operations and as a result, our business may fail. As such, any funds spent on exploration will probably be lost, which could result in a loss of your entire investment.

As we undertake exploration of the Property underlying the License, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

We will be subject to the mining laws and regulations of the Country of Ghana as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

We are subject to risks inherent in the mining industry, and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business. Mining for valuable minerals is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions. At the present time, we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Additionally, insurance coverage may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards, which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our Common Stock.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, will be subject to risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques. Estimates of any mineralized material on the Property would be made using samples obtained from appropriately placed underground workings and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about the Property. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploration plan that may not lead to commercially viable operations in the future.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms, which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Because we do not have an audit or compensation committee, shareholders will have to rely on our officers and directors, a majority of whom are not independent, to perform these functions.

We do not have an audit or compensation committee. The functions of such committees are performed by our officers and directors, a majority of whom are not independent. Thus, there is a potential conflict of interest in that our officers and directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

We may not be able to obtain, renew or continue to comply with all of the permits necessary to develop and operate the Property, which would force us to discontinue development or operations.

Pursuant to Ghanaian law, we must obtain various approvals, licenses or permits in connection with the development and operations of the Property in connection with environmental protection and the use of water resources. In addition to requiring permits for the development of and production at the Property, we may need to obtain other permits and approvals during the life of any exploration projects we undertake on the Property. Obtaining, renewing and continuing to comply with the necessary governmental permits and approvals can be a complex and time-consuming process. The failure to obtain or renew the necessary permits or licenses or continue to meet their requirements could delay development, increase our costs or, in some cases, require us to discontinue mining operations.

Our activities are subject to complex laws, significant government regulations and accounting standards that may delay or prevent operations at the Property and can adversely affect our operating and development costs, the timing of our operations, our ability to operate and our financial results.

Our proposed business, mining operations and exploration and development activities are subject to extensive Ghanaian, United States, and other foreign, federal, state, provincial, territorial and local laws and regulations and also exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect our operating and development costs, the timing of our operations, our ability to operate and our financial results. These laws and regulations governing various matters include:

•	environmental protection;
•	management of natural resources;
•	exploration, development of mines, production and post-closure reclamation;
•	price controls;
•	taxation;
•	labor standards and occupational health and safety, including mine safety;
•	historic and cultural preservation; and
•	general accepted accounting principles.

The costs associated with compliance with these laws and regulations may be substantial and possible future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of the Property. These laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of our future operations, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. In addition, our failure to comply strictly with applicable laws, regulations and local practices relating to permitting applications or reporting requirements could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners. Any such loss, reduction, expropriation or imposition of partners could have a materially adverse effect on our operations or business.

Our Company is subject to changes in political stability in West Africa.

Our Company conducts exploration and development activities in Ghana, West Africa. Our Company’s exploration and mining projects on the Property in Ghana may be subject to the effects of political changes, war and civil conflict, changes in government policy, lack of law enforcement and labor unrest and the creation of new laws. These changes (which may include new or modified taxes or other government levies as well as other legislation) may impact the profitability and viability of the Property. The effect of unrest and instability on political, social or economic conditions in Ghana could result in the impairment of exploration, development and mining operations. Any such changes are beyond the control of our Company and may adversely affect our proposed business.

In addition, local tribal authorities in West Africa exercise significant influence with respect to local land use, land labor and local security. From time to time, the Government of Ghana has intervened in the export of mineral concentrates in response to concerns about the validity of export rights and payment of duties. No assurances can be given that the co-operation of such authorities, if sought by our Company, will be obtained, and if obtained, maintained.

The Government of Ghana also announced that it will be engaging companies to address the issue of dividend payment, exemptions and the mining sector fiscal regime, generally. As a result of these discussions, the Government of Ghana could amend the Mining Act (Ghana) or other regulations resulting in a material adverse impact on our Company including increases in operating costs, capital expenditures or abandonment or delays in development of the Property.

We may experience difficulty in engaging the services of qualified personnel in connection with our technical operations at the Property.

In the event of the loss of any of our technical personnel at the Property, we may have difficulty finding qualified replacement. We may also need to engage additional sought-after professionals to operate the Property according to plan, including an environmental manager.

Our inability to hire and retain the services of qualified persons for these positions in a timely manner could impede the planned production at the Property, which would have a material adverse effect on our ability to conduct our proposed business.

RISKS RELATING TO THE COMMON STOCK

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	services by the Company or its competitors;
•	additions or departures of key personnel;
•	the Company’s ability to execute its business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, the FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The Company’s common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following summarizes the factors affecting the operating results and financial condition of Norman Cay Development, Inc. This discussion should be read together with the financial statements of Norman Cay Development, Inc. and the notes to financial statements included elsewhere in this current report. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this report. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements and Industry Data” at the front of this current report, and our “Risk Factors” set forth above.

RESULTS OF OPERATIONS FOR PERIOD ENDED JULY 31, 2011 COMPARED TO JULY 31, 2010 AND AS AT JULY 31, 2011 COMPARED TO APRIL 30, 2011

Working Capital

	July 31, 2011 $	April 30, 2011 $
Current Assets	36,534	71,160
Current Liabilities	103,563	102,479
Working Capital (Deficit)	(67,029)	(31,319)

Cash Flows

	Three months ended July 31, 2011 $	Three months ended July 31, 2010 $
Cash Flows from (used in) Operating Activities	(34,626)	(32,173)
Cash Flows from (used in) Financing Activities	-	29,994
Net Increase (decrease) in Cash During Period	(34,626)	(2,179)

Operating Revenues

During the periods ended July 31, 2011 and 2010, the Company did not earn any operating revenues.

Operating Expenses and Net Loss

During the three months ended July 31, 2011, the Company incurred operating expenses of $34,061 compared with $31,813 for the three months ended July 31, 2010.  The increase in operating expenses was attributed to an increase in general and administrative expense of $12,748 due to $5,000 incurred on website costs and $5,000 on investor relations.  The increase was offset by a decrease in professional fees of $10,500 as the Company was going through its S-1 registration process which required additional legal services.

For the three months ended July 31, 2011, the Company recorded a net loss of $35,710 compared with a net loss of $32,548 for the three months ended July 31, 2010.  In addition to operating expenses, the Company incurred interest expense of $1,649 during the three months ended July 31, 2011 compared with $735 during the three months ended July 31, 2010 relating to interest on its note payable of $65,416, which is due interest at 10% per annum.  The increase in interest expense was due to the fact that the current period accounted for the entire three month period whereas the prior year only incorporated a partial period.

Liquidity and Capital Resources

At July 31, 2011, the Company had cash and total assets of $36,534 compared with $71,160 at April 30, 2011.  The decrease in cash and total assets were attributed to the fact that the Company incurred operating activity during the period but did not raise new financing or received any funds from any operating activity.

At July 31, 2011, the Company had total liabilities of $103,563 compared with $102,479 at April 30, 2011.  Overall, total liabilities were consistent with the prior period.

The Company had a working capital deficit of $67,029 at July 31, 2011 compared with $31,319 at April 30, 2011.  The increase in working capital deficit was attributed to expenditures incurred during the period for which the Company did not raise new financing.

Cashflow from Operating Activities

During the three months ended July 31, 2011, the Company used cash flows of $34,626 in operating activities compared with $32,173 of cash flows during the three months ended July 31, 2010.  Overall, cash flows from operating activities were consistent with prior year.

Cashflow from Financing Activities

During the three months ended July 31, 2011, the Company did not raise any new financing compared with receipt of $29,994 during the three months ended July 31, 2010 for the proceeds received from issuance of a note payable.

RESULTS OF OPERATIONS FOR THE YEAR ENDED APRIL 30, 2011 COMPARED TO APRIL 30, 2010

Overview

Working Capital

	April 30, 2011	April 30, 2010
Current Assets	$71,160	$4,918
Current Liabilities	$102,479	$10,623
Working Capital (Deficit)	$(31,319)	$(5,705)

Cash Flows

	April 30, 2011	April 30, 2010
Cash Flows from (used in) Operating Activities	$(64,246)	$(5,010)
Cash Flows from (used in) Financing Activities	$130,488	$9,928
Net Increase (decrease) in Cash During Period	$66,242	$4,918

Operating Revenues

During the years ended April 30, 2011 and 2010, the Company did not record any operating revenues.

Operating Expenses and Net Loss

During the year ended April 30, 2011, the Company recorded operating expenses of $95,356 compared with $5,705 for the year ended April 30, 2010.  The increase in operating expenses is attributed to increase of $62,100 in professional fees and $27,551 for general and administrative expenses relating to the fact that fiscal 2011 included the full fiscal year whereas the fiscal 2010 year represented only 2 days from inception to the year-end date.

Liquidity and Capital Resources

As at April 30, 2011, the Company’s cash and total asset balance was $71,160 compared to $4,918 as at April 30, 2010. The increase in total assets is attributed to proceeds from financing through issuance of common shares and notes payable where the proceeds received have not been spent on operating or investing activities.

As at April 30, 2011, the Company had total liabilities of $102,479 compared with total liabilities of $10,623 as at April 30, 2010. The increase in total liabilities was attributed to increases in accounts payable and accrued liabilities of $36,268 due to timing differences between the issuance and payment of invoices, and $55,488 in amounts due to related parties due to financing received for day-to-day operations.

As at April 30, 2011, the Company had a working capital deficit of $31,319 compared with a working capital deficit of $5,705 as at April 30, 2010.  The increase in working capital deficit was attributed to use of cash for operating activities where a significant portion of the cash financing was through short-term note payable or amounts from related parties.

Cashflow from Operating Activities

During the year ended April 30, 2011, the Company used $64,246 of cash for operating activities compared to the use of $5,010 of cash for operating activities during the year ended April 30, 2010. The change in net cash used in operating activities is attributed to the fact that the current year encompassed a full fiscal year of operating activity whereas the prior year only incorporated two days of the fiscal period.

Cashflow from Financing Activities

During the year ended April 30, 2011, the Company received $66,242 of cash from financing activities compared to $4,918 for the year ended April 30, 2010.  The change in cash flows from financing activities is attributed to receipt of $75,000 from the issuance of 22,500,000 common shares and receipt of $55,488 from issuance of notes payable, which are unsecured, due interest at 10% per annum, and due on demand.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our proposed business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In January 2010, the FASB issued an amendment to ASC 505, Equity, where entities that declare dividends to shareholders that may be paid in cash or shares at the election of the shareholders are considered to be a share issuance that is reflected prospectively in EPS, and is not accounted for as a stock dividend.  This standard is effective for interim and annual periods ending on or after December 15, 2009 and is to be applied on a retrospective basis.  The adoption of this standard did not have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis.  This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010.  The adoption of this standard did not have a significant impact on the Company’s financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 3. PROPERTIES

We currently are using a portion of our Chief Financial Officer’s home as our corporate headquarters, this space is located at 2817 NE 32 Street, #201, Fort Lauderdale, FL  33306 and we are using the space rent-free. As of the date of this Report, we have not sought to move or change our office site. Additional space may be required as we expand our operations. We do not foresee any significant difficulties in obtaining any required additional space. We currently do not own any real property.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 11, 2012, by: (i) our directors; (ii) our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (2) (%)
Stephen E. Flechner 1337 S. Fillmore Street Denver, Colorado 80210	Common	200,000	0.41%
Dean Huge 2817 NE 32nd Street, #201 Fort Lauderdale, FL33306	Common	600,000	1.23%
Ralph Shearing 1780 Arbor Lynn Dr North Vancouver, B.C. Canada V75ZV8	Common	300,000	0.61%
Donald Ross (3) 1321 Degener Ave Elmhurst, IL 60126	Common	16,500,000	33.75%
All Officers and Directors as a Group (4 Persons)	Common	17,600,000	36.00%
Shelley Guidarelli 4472 Winding Lane Stevensville, MI 49127	Common	6,000,000	12.27%
Donald Ross (3) 1321 Degener Ave Elmhurst, IL 60126	Common	16,500,000	33.75%
Total of All Beneficial Owners	Common	23,600,000	48.27%

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Based on 48,895,000 issued and outstanding shares of common stock as of May 11, 2012.

(3) Mr. Ross acquired these shares pursuant to the Share Exchange Agreement entered into on September 2, 2011. Mr. Ross was appointed as a director of the Company on April 19, 2012.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Position with the Company	Since
Stephen E. Flechner	69	Chief Executive Officer, President and Director	April 19, 2012
Dean Huge	56	Chief Financial Officer, Treasurer, Secretary and Director	November 4, 2011
Ralph Shearing	55	Director	February 13, 2012
Donald Ross	64	Director	April 19, 2012

The board of directors has no nominating, audit or compensation committee at this time.

Term of Office

Each of our directors is appointed to hold office until the next annual meeting of our shareholders or until his respective successor is elected and qualified, or until she resigns or is removed in accordance with the provisions of the Nevada Revised Statues.  Our officers are appointed by our Board of Directors and hold office until removed by the Board or until their resignation.

Background and Business Experience

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

STEPHEN E. FLECHNER was appointed as President, Chief Executive Officer and director of the Company on April 19, 2012. Mr. Flechner brings nearly 35 years of mining management and consulting experience to the Company. Prior to joining Norman Cay, Mr. Flechner has served numerous private and publicly traded mining companies in senior management and consultant capacities.  From 1978 to 1993, he held the positions of Vice President & General Counsel of Gold Fields Mining Company, the U.S. operating subsidiary of former global mining giant Consolidated Gold Fields.  During his tenure with Gold Fields, the organization grew from 12 to 1200 people while acquiring, exploring, permitting, financing, developing, and operating three highly profitable gold mines (Ortiz, Mesquite & Chimney Creek), producing an aggregate of 400,000 oz. gold/year.  The Mesquite and Chimney Creek mines were subsequently acquired by Newmont Mining.  Later in the 1990s, Mr. Flechner served as president of a TSX-V listed mining company that acquired and explored an early stage gold project in Ghana.  Subsequently, he consulted to a TSX company regarding gold and uranium acquisitions in Europe and Nevada, culminating in a $40 million bought deal financing.  More recently, he served as president/consulting counsel of a TSX-V company which acquired South Korea’s largest past producing gold and tungsten mines (a subsidiary of Berkshire Hathaway recently agreed to joint venture the tungsten project).  He currently consults with other gold exploration and development companies.  Mr. Flechner is a graduate of the Yale Law School and has lectured at the Rocky Mt. Mineral Law Institute on “Environmental Laws & Regulations Governing Gold Mining.”

DEAN HUGE was appointed as the Chief Financial Officer and Director of the Company on November 4, 2011and as Treasurer and Secretary of the Company on April 19, 2012. From September 2010 to July 2011, Mr. Huge served as the Chief Financial Officer and Treasurer of China Chemical Corp., a manufacturer of fine chemicals used in the production of reinforced plastics and resins. In 2008 and 2009 Mr. Huge, served as a Senior Business Consultant to the small business-consulting firm, International Profit Association. From 2000 through 2008, Mr. Huge acted as President of Major Marketing Concepts, Inc., an affinity and incentive marketing services provider. Mr. Huge received a Bachelor of Science Degree in Accounting and Finance from Southern Illinois University.

RALPH SHEARING was appointed as director of the Company on February 13, 2012. Mr. Shearing is a professional geologist with extensive experience throughout North America and internationally.  He is a graduate of the University of British Columbia, earning a B.Sc. Geology degree.  Since graduating in 1981, he has been directly involved in several world class exploration and development projects and has gained hands-on experience in all aspects of mineral exploration, including geophysics, geochemistry, geology, and diamond core drilling.  In 1986, Mr. Shearing founded and is currently the CEO and President of Soho Resources Corp., a TSX Venture Exchange listed mining company developing the Tahuehueto Project, a gold and silver deposit in Mexico.  The Company appointed Mr. Shearing as a Director and Geological Consultant on account of his 25 years of active involvement with the management and directing of publicly traded companies, combined with his practical mining experience, which have given him unique insight into the industry and allowed him to develop a well-rounded business approach for junior resource companies.

DONALD ROSS was appointed a director of the Company on April 19, 2012. Mr. Ross is founder and President of Discovery Gold Ghana Limited, a wholly-owned subsidiary of the Company. Prior to his involvement in the mining sector, Mr. Ross spent over 30 years as a senior operational manager with United Parcel Service (UPS), retiring in 2000 following their successful Initial Public Offering. He is currently the founder and CEO of BDM Marketing, a firm specializing in placement and financing of automobiles to individuals with poor credit.

Identification of Significant Employees

We have no other significant employees other than our executive officers.

Family Relationship

We currently do not have any officers or directors who are related to each other.

Directors

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors. Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Audit Committee

The Company intends to establish an audit committee of the board of directors, which will consist of soon-to-be-nominated independent directors. The audit committee’s duties would be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The Company intends to establish a compensation committee of the Board of Directors. The compensation committee would review and approve the Company’s salary and benefits policies, including compensation of executive officers.

Security Holders Recommendations to Board of Directors

We do not currently have a process for security holders to send communications to the Board of Directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Mr. Stephen E. Flechner, at our executive offices.

While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Mr. Flechner collects and evaluates all shareholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Flechner will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Flechner will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officer during the twelve month periods ended April 30, 2011 and 2010:

Summary Compensation Table

	Fiscal Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Ended 4/30	($)	($)	($)		($)	($)	($)	($)	($)
Shelley Guidarelli (1) (3)	2011	6,000	-0-	-0-		-0-	-0-	-0-	-0-	6,000
President, CEO, Director	2010	-0-	-0-	5,000	(2)	-0-	-0-	-0-	-0-	5,000

Notes to Summary Compensation Table:

(1) Pursuant to a Management Agreement dated May 1, 2010, Shelley Guidarelli agreed to act as our President and Chief Executive Officer, and Chairman of the Board of Directors. Additionally, she has agreed to act as our sole officer and director and devoted approximately 15-20 hours per week to manage the affairs of the Company. Ms. Guidarelli received a stock award of 5,000,000 shares of the Company's Common Stock in exchange for such activities related to the Company's pre-incorporation activities and costs associated with the Company’s formation. Additionally, pursuant to the Management Agreement, Ms. Guidarelli shall receive a monthly fee of $1,500 per calendar month. Such Fee may be converted into shares of the Company's Common Stock at a conversion rate to be determined by and between the Company and Ms. Guidarelli from time to time. Such fee shall be payable on the last day of each calendar quarter. There are no annuity, pension or retirement benefits proposed to be paid to our current officer and director and employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

(2) The stock awards to Shelley Guidarelli were issued beginning April 29, 2010 for services rendered in connection with the formation of the Company. This dollar estimate is based on the grant date aggregate fair value at the close of business in accordance with FASB ASC Topic 718.

(3) Ms. Shelley Guidarelli resigned all her positions with the Company on April 19, 2012.

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended April 30, 2011.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Compensation of Directors

For the last fiscal year, our director received no extra compensation for service on our Board of Directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Pursuant to a Management Agreement dated May 1, 2010, Ms. Guidarelli agreed to act as our President and Chief Executive Officer, and Chairman of the Board of Directors. She also agreed to act as our sole officer and director and devoted approximately 15-20 hours per week to manage the affairs of the Company. Additionally, pursuant to the Management Agreement, Ms. Guidarelli received a monthly fee of $2,500 per calendar month. Such fee may be converted into shares of the Company's Common Stock at a conversion rate to be determined by and between the Company and Ms. Guidarelli from time to time. Such fee was payable on the last day of each calendar quarter. Further, Ms. Guidarelli provided us with office space free of charge.

As at April 30, 2011, the Company owes $100 to the President and CEO of the Company. The amount owing is unsecured, non-interest bearing, and due on demand.

Other than the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A) any of our directors or executive officers;
(B) any nominee for election as one of our directors;
(C) any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
(D) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above

We anticipate reviewing all related party transactions as they are presented to us, and we would not anticipate that such review procedures would be in writing until such time as our Board of Directors felt it was necessary.

ITEM 8. LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Bulletin Board. Our common stock has been quoted on the OTC Bulletin Board since December 28, 2010 under the symbol “NCDL.OB.”  Because we are quoted on the OTC Bulletin Board, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid prices for our common stock per quarter as reported by the OTCBB since we began trading on December 28, 2010 based on our fiscal year end April 30. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Quarter	High	Low
Third Fiscal Quarter (Nov. 1, 2010 – Jan. 31 2011)	--	--
Fourth Fiscal Quarter (Feb. 1, 2011 – Apr. 30, 2011)	--	--
First Fiscal Quarter (May 1, 2011 – Jul. 31, 2011)	0.25	0.18
Second Fiscal Quarter (Aug. 1, 2011 – Oct. 31, 2011)	0.30	0.22

*Second Fiscal Quarter reflects last reported price as of October 13, 2011, the most recent date on which our stock was quoted.

Record Holders

As at October 13, 2011, an aggregate of 47,000,000 shares of our common stock were issued and outstanding and were owned by approximately 29 holders of record, based on information provided by our transfer agent.

Re-Purchase of Equity Securities

None.

Dividends

On January 24, 2011, the Company effectuated a forward split of the issued and outstanding common shares of the Company, whereby every one share of common stock held was exchanged for fifteen (15) shares of common stock. As a result, the issued and outstanding shares of common stock were increased from 6,500,000 prior to the forward split to 97,500,000 following the forward split. The forward split was payable as a dividend to shareholders of record upon surrender.

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Trading Information

The Company’s common stock is currently approved for quotation under the symbol “NCDL.OB” but there is currently no liquid trading market for the Company’s common stock.  The information for our transfer agent is as follows:

Action Stock Transfer Company
2469 E. Fort Union Blvd, Ste 214
Salt Lake City, UT 84121
Tel: (801) 274-1088

Section 15(g) of the Securities Exchange Act of 1934

Our Company’s shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 Shares of Common Stock, $0.001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control. However, there exists such provisions in our charter that may make a change of control more difficult.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities

Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 10,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. As of the date hereof there have been no shares of Preferred Stock designated. The following is a summary of the material rights and restrictions associated with our Preferred Stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Warrants & Options

There are no outstanding warrants or options to purchase our securities.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such offer or director actually or reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Directors' and Officers' Liability Insurance

We currently do not have directors' and officers' liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company’s financial statements and notes thereto are hereby incorporated by this reference to the Company’s most recent Amended Quarterly Report for the period ended July 31, 2011, as filed on Form 10-Q/A with the SEC on September 23, 2011, and our Annual Report for the year ended April 30, 2011, as filed on Form 10-K with the SEC on August 10, 2011.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this Report.

END OF FORM 10 DISCLOSURE

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

Not required.

(d) Exhibits.

Exhibit Number	Description of Exhibit	Filing
3.01	Articles of Incorporation	Filed with the SEC on June 3, 2010 as part of our Registration Statement on Form S-1 and incorporated herein by reference.
3.02	Bylaws	Filed with the SEC on June 3, 2010 as part of our Registration Statement on Form S-1 and incorporated herein by reference.
10.01	Share Exchange Agreement with Discovery Gold Ghana Limited dated September 2, 2011	Filed with the SEC on September 7, 2011 as part of our Current Report on Form 8-K and incorporated herein by reference.
10.02	Prospecting license with respect to the Edum Banso concession	Filed with the SEC on May 11, 2012 as part of our Current Report on Form 8-K/A and incorporated herein by reference.
10.03	Option Agreement dated October 17, 2005 between Xtra-Gold Exploration Limited and Adom Mining Limited	Filed with the SEC on May 11, 2012 as part of our Current Report on Form 8-K/A and incorporated herein by reference.
10.04	Amending Agreement dated October 19, 2006 between Xtra-Gold Exploration and Adom Mining Limited (1)	Filed with the SEC on May 11, 2012 as part of our Current Report on Form 8-K/A and incorporated herein by reference.
10.05	Agreement for Assignment of Option Interests, dated August 27, 2011, by and among Adom Mining Limited, Xtra-Gold Exploration Limited, Xtra-Gold Resources Corp. and Discovery Gold Ghana Limited	Filed with the SEC on May 11, 2012 as part of our Current Report on Form 8-K/A and incorporated herein by reference.
10.06	Letter from Minerals Commission of Ghana, dated May 4, 2012, to Discovery Gold Ghana Limited	Filed with the SEC on May 11, 2012 as part of our Current Report on Form 8-K/A and incorporated herein by reference.
10.07	Letter from Minerals Commission of Ghana, dated July 21, 2006 regarding the renewal of Prospecting License	Filed herewith.
10.08	Addendum to the Option Agreement between Xtra Gold Exploration Limited and Adom Mining Company Limited.	Filed herewith.
21.01	List of Subsidiaries	Filed with the SEC on October 17, 2011 as part of our Current Report on Form 8-K and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 5, 2012	Norman Cay Development, Inc.

/s/ Dean Huge
Name: Dean Huge
Title: Chief Financial Officer